Exhibit 99.1

Biocept Reports Second Quarter 2023 Financial Results

SAN DIEGO—(BUSINESS WIRE)--Aug. 14, 2023— Biocept, Inc. (Nasdaq: BIOC), a leading provider of molecular diagnostic assays, products and services, reports financial results for the three and six months ended June 30, 2023 and provides a business update.

“Biocept’s primary focus is establishing our proprietary cerebrospinal fluid assay CNSide™ as standard of care. We continue to diligently work towards submission to the National Comprehensive Cancer Network® (NCCN®) for consideration to include CNSide in their standard-of-care guidelines. We believe securing this status will broaden physician adoption and support reimbursement that reflects our test’s value in clinical decision-making,” said Antonino Morales, Biocept President and CEO. “Our ongoing FORESEE clinical trial is powered to generate data in support of this goal by assessing CNSide’s impact on physicians’ treatment decisions. I’m exceptionally pleased that patient enrollment in FORESEE has passed the midpoint, with four clinical sites open around the country for patient recruitment and several additional medical centers expected to join in the coming weeks.

“We plan to provide further evidence of CNSide’s clinical utility through publication in peer-reviewed medical journals. We have submitted a manuscript with a description of our assay and its features, validation from pilot studies and compelling case studies showing actual use in patient management. Four additional manuscripts are being prepared in collaboration with leading neuro-oncologists for submission to scientific journals, including several documenting their clinical experiences with CNSide in their practices,” Mr. Morales continued.

“We right sized our business to align with our primary focus, which is helping to extend our cash runway. Progressing towards standard of care, completing the FORESEE clinical trial, and reducing expenses are key to Biocept becoming a self-sustaining business,” Mr. Morales added.

Earlier today Biocept announced that Priya U. Kumthekar, MD, a United Counsel for Neurologic Subspecialties (UCNS)-certified neuro-oncologist at Northwestern University, and David Piccioni, MD, PhD, Director of Neuro-Oncology at University of California, San Diego, discussed the use of CNSide in presentations at the 2023 SNO/ASCO CNS Cancer Conference, which was held last week.

Biocept intends to host a business update call later in August to present a progress report on the FORESEE trial and discuss other recent developments. Details of the call will be announced in a press release.

Second Quarter Financial Results

Net revenues for the second quarter of 2023 were $0.6 million, compared with $5.8 million for the second quarter of 2022, with the decline due to lower RT-PCR COVID-19 testing volume. As previously reported, the Company ceased providing COVID-19 testing services in February 2023. The number of commercial accessions delivered for the second quarters of 2023 and 2022 were 322 and 77,779, respectively.

Cost of revenues for the second quarter of 2023 was $2.6 million, compared with $8.0 million for the second quarter of 2022, with the decrease primarily due to the cessation of COVID-19 testing services and reduced headcount.

Research and development (R&D) expenses for the second quarter of 2023 were $0.4 million, compared with $1.7 million for the second quarter of 2022, with the decrease primarily due to a reduction in headcount and lower purchases of materials and supplies.

General and administrative (G&A) expenses for the second quarter of 2023 were $3.5 million, compared with $4.3 million for the second quarter of 2022. The decrease was primarily due to lower headcount and consulting fees.

Sales and marketing expenses for the second quarter of 2023 were $0.3 million, compared with $1.7 million for the second quarter of 2022, with the decrease primarily due to a reduction in headcount, and lower consulting, promotion and outside service-related expenses.

Non-cash change in the fair value of warrant liability for the second quarter of 2023 was $2.4 million. There was no comparable item for the second quarter of 2022.

Net loss attributable to common stockholders for the second quarter of 2023 was $3.6 million, or $3.50 per share, compared with a net loss attributable to common stockholders for the second quarter of 2022 of $10.0 million, or $17.82 per share.

Six Month Financial Results

Net revenues for the first half of 2023 were $1.3 million, compared with $25.8 million for the first half of 2022.

Operating expenses for the first half of 2023 were $14.5 million, and included cost of revenues of $5.6 million, R&D expenses of $1.4 million, G&A expenses of $6.5 million and sales and marketing expenses of $1.0 million.

Net loss attributable to common stockholders for the first half of 2023 was $10.8 million, or $13.25 per share, compared with net loss attributable to common stockholders for the first half of 2022 of $12.3 million, or $21.78 per share.

Biocept reported cash of $6.6 million as of June 30, 2023, compared with $12.9 million as of December 31, 2022. In May 2023, the Company received net cash proceeds of approximately $3.6 million from an underwritten public offering, after deducting underwriting discounts and other expenses payable by the Company.

About the FORESEE Clinical Trial

The multi-center, prospective FORESEE clinical trial is a longitudinal therapy response monitoring study in subjects with leptomeningeal metastases (LM) using CNSide™ (CSF Tumor Cells) compared to standard of care (CSF cytology, clinical evaluation, and imaging). The goal of the FORESEE trial is to evaluate the performance of CNSide in monitoring the response of LM to treatment and to assess the impact of CNSide on treatment decisions made by physicians. The trial is enrolling up to 40 patients with breast or non-small cell lung cancer (NSCLC) who have suspected or confirmed LM. Standard of care methods to diagnose or assess the treatment response of LM have limited sensitivity and specificity. This creates challenges for physicians to manage LM or determine the best course of treatment. CNSide is a Laboratory Developed Test (LDT) that is used commercially at the physician’s discretion in Biocept’s CLIA-certified, CAP-accredited laboratory.

About Biocept

Biocept is a molecular diagnostics company with commercialized assays for patients with carcinomas or melanomas. Our experts have spent years working to change the way physicians look at cerebrospinal fluid in cancer patients. Biocept has developed a unique, patented methodology to isolate cancer material that is shed from the primary tumor, such as CSF tumor cells (CSF-TCs) and cell-free DNA (cfDNA). As such, Biocept is a leading commercial provider of testing services designed to enable clinicians to rapidly detect and monitor cancer biomarkers from a cerebrospinal fluid sample.

Forward-Looking Statements Disclaimer Statement

This news release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to be correct. Forward-looking statements are generally identifiable by the use of words like “will,” “expect,” “goal,” “objective,” “believe” or “intend” or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this news release are not strictly historical, including, without limitation, statements regarding FORESEE’s potential to generate evidence of CNSide’s clinical utility to support adoption into clinical care guidelines and broaden physician adoption and support reimbursements, our expectation that several additional medical centers will join the FORESEE clinical trial in the coming weeks, our plan to provide further evidence of CNSide’s clinical utility through publication in peer-reviewed medical journals, additional manuscripts to be submitted for peer review, our cash runway, and other statements that are not historical fact, are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risks and uncertainties, including that the results of the FORESEE clinical trial may not support the inclusion of CNSide in clinical care guidelines; Medicare and private payors may not provide coverage and reimbursement or may breach, rescind or modify their contracts or reimbursement policies or delay payments; risks related to our need for additional capital; and the risk that our products and services may not perform as expected. These and other factors are described in greater detail under the “Risk Factors” heading in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Securities and Exchange Commission (SEC) on May 10, 2023, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, being filed with the SEC today. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this news release. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law. Readers are advised to review our filings with the SEC at http://www.sec.gov/.

Biocept, Inc.

Condensed Balance Sheets

(In thousands, except share and per share data)

	June 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash	$6,633	$12,897
Accounts receivable	800	2,151
Inventories, net	551	757
Prepaid expenses and other current assets	876	538
Total current assets	8,860	16,343
Fixed assets, net	2,395	2,572
Lease right-of-use asset—operating	8,190	8,486
Lease right-of-use assets—finance	2,272	3,086
Other non-current assets	386	386
Total assets	$22,103	$30,873
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,467	$1,523
Accrued liabilities	1,529	2,249
Current portion of lease liability—operating	565	518
Current portion of lease liabilities—finance	815	1,099
Financed insurance premiums	526	117
Total current liabilities	4,902	5,506
Non-current portion of lease liability—operating	8,849	9,175
Non-current portion of lease liabilities—finance	836	1,200
Payor liability	6,149	6,132
Warrant liability	1,077	—
Total liabilities	21,813	22,013
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized; 2,090 shares issued and outstanding at June 30, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value, 150,000,000 shares authorized; 2,407,381 shares and 568,994 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively.	—	—
Additional paid-in capital	309,503	307,298
Accumulated deficit	(309,213)	(298,438)
Total stockholders’ equity	290	8,860
Total liabilities and stockholders’ equity	$22,103	$30,873

Biocept, Inc.

Condensed Statements of Operations

(In thousands, except shares and per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Net revenues	$589	$5,819	$1,262	$25,763
Costs and expenses:
Cost of revenues	2,550	8,023	5,578	18,357
Research and development expenses	409	1,729	1,449	3,574
General and administrative expenses	3,494	4,300	6,482	10,556
Sales and marketing expenses	250	1,656	965	5,314
Total costs and expenses	6,703	15,708	14,474	37,801
Loss from operations	(6,114)	(9,889)	(13,212)	(12,038)
Other income (expense):
Interest expense, net	(50)	(155)	(96)	(217)
Other income, net	91	—	91	—
Change in fair value of warrant liability	2,442	—	2,442	—
Total other income (expense):	2,483	(155)	2,437	(217)
Loss before income taxes	(3,631)	(10,044)	(10,775)	(12,255)
Income tax expense	—	—	—	—
Net loss	(3,631)	(10,044)	(10,775)	(12,255)
Net loss attributable to common stockholders	$(3,631)	$(10,044)	$(10,775)	$(12,255)
Weighted-average shares outstanding used in computing net loss per share attributable to common stockholders:
Basic	1,036,529	563,528	813,180	562,561
Diluted	1,036,529	563,528	813,180	562,561
Net loss per common share:
Basic	$(3.50)	$(17.82)	$(13.25)	$(21.78)
Diluted	$(3.50)	$(17.82)	$(13.25)	$(21.78)

Investor & Media Contact:

LHA Investor Relations

Jody Cain

Jcain@lhai.com

(310) 691-7100